SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: October 18, 2006
(Date of earliest event reported)

PSI CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-20317	88-0270266
(Commission File No.)	(I.R.S. Employer Identification No.)

7222 Commerce Center Drive, Suite 240
Colorado Springs, CO 80919
(Address of principal executive offices; zip code)

(719) 359-5533
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01.	Other Events.

On October 18, 2006, an action was commenced against us in the United States District Court, District of New Jersey, entitled Captive Audience, LLC v. Pantel Systems, Inc. a/k/a friendlyway, Inc. and Ignition Media Group, Inc., Civil Action No. 2:06-CV-5020. The action relates to our purchase of substantially all of the digital signage assets of Captive Audience, LLC (“Captive”) on August 22, 2006 pursuant to that certain Asset Purchase Agreement, dated as of May 18, 2006 and the Addendum thereto dated as of August 10, 2006 by and among our company, Ignition Media Group, Inc., a wholly-owned subsidiary of our company, and Captive (collectively, the “Agreement”). The complaint alleges that we defaulted under the terms of an $872,809.95 principal amount Commercial Promissory Note (the “Note”) between our company and Captive, dated August 21, 2006 by failing to timely make scheduled payments thereunder and that we defaulted under the terms and conditions of the Agreement by failing to deliver to Captive 5.9 million shares of our common stock by the date specified in the Agreement, failing to deploy digital signage displays at certain specified locations by the date specified in the Agreement, and failing to make certain lease payments

Captive is seeking a declaratory judgment finding our company and Ignition Media Group, Inc. to be in breach or default of the Agreement and the Note, a declaratory judgment declaring Captive to be the sole owner of the assets sold to us under the Agreement, compensatory damages, specific performance under the Note, interest and attorney’s fees and costs of the suit.

We believe the allegations of the complaint are without merit and we intend to vigorously defend the suit. We have until November 7, 2006 to respond to the complaint. In addition, we are reviewing our rights and remedies under the Agreement as well as any counterclaims we may have against Captive.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSI CORPORATION

Dated: November 2, 2006	By:	/s/ Ken Upcraft
Name: Ken Upcraft
Title: Chief Executive Officer